Filed Pursuant to Rule 433

Registration Statement 333-223221

Dated May 18, 2020

Pfizer Inc.

Pricing Term Sheet

Issuer:	Pfizer Inc.

Security:	0.800% Notes due 2025 (the “2025 Notes”) 1.700% Notes due 2030 (the “2030 Notes”) 2.550% Notes due 2040 (the “2040 Notes”) 2.700% Notes due 2050 (the “2050 Notes”)

Principal Amount:

2025 Notes: $750,000,000 aggregate principal amount

2030 Notes: $1,000,000,000 aggregate principal amount

2040 Notes: $1,000,000,000 aggregate principal amount

2050 Notes: $1,250,000,000 aggregate principal amount

Maturity Date:	2025 Notes: May 28, 2025 2030 Notes: May 28, 2030 2040 Notes: May 28, 2040 2050 Notes: May 28, 2050

Coupon:

2025 Notes: 0.800% annually, accruing from and including May 28, 2020

2030 Notes: 1.700% annually, accruing from and including May 28, 2020

2040 Notes: 2.550% annually, accruing from and including May 28, 2020

2050 Notes: 2.700% annually, accruing from and including May 28, 2020

Interest Payment Dates:

2025 Notes: May 28 and November 28 of each year, beginning on November 28, 2020

2030 Notes: May 28 and November 28 of each year, beginning on November 28, 2020

2040 Notes: May 28 and November 28 of each year, beginning on November 28, 2020

2050 Notes: May 28 and November 28 of each year, beginning on November 28, 2020

Price to Public:	2025 Notes: 99.376% of principal amount 2030 Notes: 99.689% of principal amount 2040 Notes: 99.379% of principal amount 2050 Notes: 99.185% of principal amount

Benchmark Treasury:	2025 Notes: 0.375% due April 30, 2025 2030 Notes: 0.625% due May 15, 2030 2040 Notes: 2.000% due February 15, 2050 2050 Notes: 2.000% due February 15, 2050

Benchmark Treasury Price and Yield:	2025 Notes: 99-31+; 0.378% 2030 Notes: 98-30+; 0.734% 2040 Notes: 113-16; 1.440% 2050 Notes: 113-16; 1.440%

Spread to Benchmark Treasury Yield:	2025 Notes: T+55 bps 2030 Notes: T+100 bps 2040 Notes: T+115 bps 2050 Notes: T+130 bps

Yield to Maturity:	2025 Notes: 0.928% 2030 Notes: 1.734% 2040 Notes: 2.590% 2050 Notes: 2.740%

Optional Redemption:

The notes of each series will be redeemable, in whole or in part, at any time and from time to time prior to April 28, 2025 (one month prior to the maturity date) with respect to the 2025 Notes, February 28, 2030 (three months prior to the maturity date) with respect to the 2030 Notes, November 28, 2039 (six months prior to the maturity date) with respect to the 2040 Notes and November 28, 2049 (six months prior to the maturity date) with respect to the 2050 Notes (each such date, a “Par Call Date”), at Pfizer Inc.’s option, at a redemption price equal to the greater of the following amounts: (i) 100% of the principal amount of the notes being redeemed on the redemption date; and (ii) the sum of the present values of the remaining scheduled payments (through the Par Call Date assuming for such purpose that such notes matured on the applicable Par Call Date) of principal and interest on the notes being redeemed on that redemption date (not including the amount, if any, of accrued and unpaid interest to, but excluding, the redemption date) discounted to the redemption date on a semi-annual basis at the Treasury Rate (as defined in the prospectus supplement), as determined by the Independent Investment Banker (as defined in the prospectus supplement), plus 10 bps in the case of the 2025 Notes, 15 bps in the case of the 2030 Notes, 20 bps in the case of the 2040 Notes and 20 bps in the case of the 2050 Notes; plus, in each case, accrued and unpaid interest on the notes being redeemed, to, but excluding, the redemption date.

At any time on or after the applicable Par Call Date, the notes of each series will be redeemable, in whole or in part, at a redemption price equal to 100% of the principal amount of the notes to be redeemed, plus in each case, accrued and unpaid interest on the notes being redeemed to, but excluding, the redemption date.

Denominations:	Minimum of $2,000 principal amount and integral multiples of $1,000 in excess of $2,000

Expected Settlement Date:

May 28, 2020 (T+7)

Under Rule 15c6-1 of the Exchange Act, trades in the secondary market generally are required to settle in two business days, unless the parties to a trade expressly agree otherwise. Accordingly, purchasers who wish to trade Notes prior to the second business day before the delivery of the Notes hereunder will be required, by virtue of the fact that the Notes initially will settle in T+7, to specify alternative settlement arrangements to prevent a failed settlement.

CUSIP/ISIN:	2025 Notes: 717081EX7 / US717081EX73 2030 Notes: 717081EY5 / US717081EY56 2040 Notes: 717081 EZ2 / US717081EZ22 2050 Notes: 717081 FA6 / US717081FA61

Expected Ratings (Moody’s/S&P)*:	A1/AA-

Joint Book-Running Managers:	Barclays Capital Inc. Citigroup Global Markets Inc. Deutsche Bank Securities Inc. J.P. Morgan Securities LLC BNP Paribas Securities Corp. HSBC Securities (USA) Inc. Mizuho Securities USA LLC

Senior Co-Managers:	Goldman Sachs & Co. LLC RBC Capital Markets, LLC

Co-Managers:	Santander Investment Securities Inc. SG Americas Securities, LLC Academy Securities, Inc. Samuel A. Ramirez & Company, Inc. Siebert Williams Shank & Co., LLC Stern Brothers & Co.

*Note: A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.

The issuer has filed a registration statement (including a prospectus and a prospectus supplement) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus and prospectus supplement if you request it by calling (i) Barclays Capital Inc. toll-free at (888) 603-5847, (ii) Citigroup Global Markets Inc. toll-free at (800) 831-9146, (iii) Deutsche Bank Securities Inc. toll-free at (800) 503-4611 or (iv) J.P. Morgan Securities LLC collect at (212) 834-4533.

This pricing term sheet supplements the preliminary form of prospectus supplement issued by Pfizer Inc. on May 18, 2020 relating to its Prospectus dated February 26, 2018.

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